FOR IMMEDIATE RELEASE
Contact: Nick Zangari
(502) 394-1157
Nick.Zangari@kyderby.com
CHURCHILL DOWNS INCORPORATED REPORTS
2022 SECOND QUARTER RESULTS
LOUISVILLE, Ky. (July 27, 2022) - Churchill Downs Incorporated (Nasdaq: CHDN) (the "Company") today reported business results for the second quarter ended June 30, 2022.
Second Quarter 2022 Highlights
•Record second quarter 2022 results:
–Record net revenue of $582.5 million compared to $515.1 million in second quarter 2021
–Record net income of $339.3 million compared to $108.3 million in second quarter 2021
–Record Adjusted EBITDA of $291.2 million compared to $233.3 million in second quarter 2021
•Our Live and Historical Racing segment delivered record revenue and Adjusted EBITDA, with Adjusted EBITDA up 67% compared to the second quarter of 2021
–Churchill Downs Racetrack ran the 148th Kentucky Derby with record Derby Week all-sources handle for Churchill Downs Racetrack, record Derby Week Adjusted EBITDA, and debuted the new Homestretch Club
•The TwinSpires segment delivered Adjusted EBITDA of $33.9 million, up 38% compared to the second quarter of 2021
•Closed on the sale of 115.7 acres of excess land near Calder Casino for $291 million

CONSOLIDATED RESULTS

	Second Quarter
(in millions, except per share data)	2022	2021

Net revenue	$582.5	$515.1
Net income	$339.3	$108.3
Diluted EPS	$8.79	$2.76
Adjusted EBITDA(a)	$291.2	$233.3

(a) This is a non-GAAP measure. See explanation of non-GAAP measures below.
Second Quarter 2022 Results
The Company's second quarter of 2022 net income was $339.3 million compared to $108.3 million in the prior year quarter.
The following items impacted the comparability of the Company's second quarter net income:
•$193.6 million after-tax gain on the sale of Calder land;
•$8.1 million after-tax charge related to the 2021 asset impairment at Churchill Downs Racetrack that did not recur in 2022;

•$4.7 million after-tax decrease in expenses related to our equity portion of Rivers Des Plaines' legal reserves and transaction costs; and
•$0.3 million after-tax benefit increase related to our equity portion of the non-cash change in the fair value of Rivers Des Plaines' interest rate swaps.
These increases were partially offset by:
•$2.8 million after-tax increase in expenses related to transaction, pre-opening and other expenses, net; and
•$2.3 million after-tax increase in legal reserves.
Excluding the items above, second quarter 2022 adjusted net income increased $29.4 million primarily due to the following:
•$38.6 million after-tax increase from the prior year quarter driven by the results of our operations and equity income from our unconsolidated affiliates,
•Partially offset by $9.2 million after-tax increase from the prior year quarter in interest expense associated with higher outstanding debt balances.

SEGMENT RESULTS
During the first quarter of 2022, we updated our operating segments to include the results of our United Tote business in the TwinSpires segment. Results of our United Tote business were previously included in our All Other segment.
The summaries below present net revenue from external customers and intercompany revenue from each of our reportable segments:
Live and Historical Racing

	Second Quarter
(in millions)	2022	2021

Net revenue	$275.9	$190.5
Adjusted EBITDA	163.9	98.4
For the second quarter of 2022, net revenue increased $85.4 million due primarily to a $69.3 million increase at Churchill Downs Racetrack due to the running of the Kentucky Derby in 2022 without capacity restrictions that were in place in 2021, an $8.5 million increase at Oak Grove Racing, Gaming and Hotel ("Oak Grove"), a $4.3 million increase from Derby City Gaming, a $2.9 million increase at Newport Racing & Gaming ("Newport"), and a $0.4 million increase at Turfway Park. The historical racing machine ("HRM") properties benefited from the elimination of the capacity restrictions that were in place during the second quarter of 2021 and overall continued growth in the businesses.
Adjusted EBITDA increased $65.5 million due to a $58.5 million increase at Churchill Downs Racetrack driven by the running of the Kentucky Derby in 2022 without capacity restrictions that were in place in 2021, a $4.0 million increase at Oak Grove, a $1.7 million increase at Derby City Gaming, and a $1.3 million increase at Newport, all of which were driven by increases in net revenue.

TwinSpires

	Second Quarter
(in millions)	2022	2021

Net revenue	$138.5	$142.6
Adjusted EBITDA	33.9	24.6
For the second quarter of 2022, net revenue decreased $4.1 million from the prior year quarter primarily due to a decrease of $2.2 million from Sports and Casino and a $1.9 million decrease from Horse Racing. The decrease in Sports and Casino was driven by the decision to exit the direct online sports and casino business in the first quarter of 2022. Horse Racing net revenue decreased as a higher portion of our patrons returned to wagering at brick-and-mortar facilities instead of wagering online in the current quarter compared to the prior year quarter.
Adjusted EBITDA increased $9.3 million primarily due to a $10.8 million increase from our Sports and Casino business due to decreased online marketing and promotional activities. This increase was partially offset by a $1.2 million decrease from Horse Racing due to a reduction in net revenue and a $0.3 million decrease from United Tote.
Gaming

	Second Quarter
(in millions)	2022	2021

Net revenue	$184.5	$186.0
Adjusted EBITDA	106.8	119.8
For the second quarter of 2022, net revenue decreased $1.5 million primarily due to a decrease of $4.6 million at Harlow's and a $4.4 million decrease at Riverwalk as a result of the current economic conditions, competitive pressures, and a mask mandate at Harlow's that was discontinued in early June 2022. These decreases were partially offset by a $4.8 million increase at Oxford due to the lifting of restrictions that were in place during the prior year quarter, a $2.1 million increase at Fair Grounds from the 2022 Jazz Festival that more than offset the decline in Fair Grounds Slots revenue due to current economic conditions and the ongoing closure of our Houma off-track betting facility (“OTB”), and a $0.6 million net increase in all other properties.
Adjusted EBITDA decreased $13.0 million driven by a $10.2 million decrease at our wholly-owned Gaming properties and a $2.8 million decrease from our equity investments. The decreases at our wholly-owned Gaming properties are the result of decreased revenue and increases in marketing and salaries expense. The decrease in our equity investments is also driven by increases in marketing and salaries expense.
All Other
For the second quarter of 2022, All Other Adjusted EBITDA decreased $3.9 million primarily driven by a $3.1 million decrease as a result of Arlington not conducting live racing in the second quarter of 2022 as we ceased racing and simulcast operations at the end of 2021. We are excluding Arlington's operating results from Adjusted EBITDA in 2022 pending the sale of the property to the Chicago Bears, which we anticipate to close in the first quarter of 2023.

ACQUISITION / DISPOSITION UPDATE
Peninsula Pacific Entertainment LLC ("P2E") Acquisition:
On February 18, 2022, the Company entered into a definitive purchase agreement to acquire substantially all of the assets of P2E for total consideration of $2.485 billion (the “P2E Acquisition”). The P2E Acquisition contemplates the Company acquiring the following properties: Colonial Downs Racetrack in New Kent, Virginia ("Colonial Downs"), six historical racing entertainment venues across Virginia, del Lago Resort & Casino ("del Lago") in Waterloo, New York, and the operations of Hard Rock Hotel & Casino in Sioux City, Iowa (“Hard Rock Sioux City”).
The Company has obtained the acquisition of ownership interest approval for the Virginia properties from the Virginia Racing Commission. The P2E Transaction remains dependent on customary closing conditions, including the Company obtaining approvals from the New York State Gaming Commission and the Iowa Racing and Gaming Commission. The transaction is expected to close before the end of 2022.
Calder Land Sale:
On June 17, 2022, the Company closed on the previously announced sale of 115.7 acres of excess land near Calder Casino for $291.0 million (or approximately $2.5 million per acre) to Link Logistics, a Blackstone portfolio company. The Company received cash proceeds of $279.0 million which was net of $12.0 million of transaction costs. We recognized a gain of $274.6 million on the sale of the land, which is included in other income (expense) in the accompanying Condensed Consolidated Statements of Comprehensive Income.
The Company is planning on using certain proceeds of the sale to purchase property as part of the previously announced P2E acquisition and to invest in other replacement properties that qualify as Internal Revenue Code §1031 transactions to defer the federal income tax on the gain on the Calder land sale. The Company has identified two reverse like-kind exchange transactions for property acquired prior to the sale of the Calder land and a forward like-kind exchange transaction to acquire additional property for the Internal Revenue Code §1031 transactions.
The first reverse like-kind exchange involved our $9.9 million investment in real property for the Derby City Gaming Downtown facility in Louisville, Kentucky. This reverse like-kind exchange was completed in June 2022.
The second reverse like-kind exchange involves the Company’s investment in real property for the Queen of Terre Haute Casino Resort (“Queen of Terre Haute”) property in Terre Haute, Indiana. As of June 30, 2022, $10.0 million had been invested in real property for the Queen of Terre Haute. The Company plans to make additional investments in real property for the Queen of Terre Haute and expects to complete this reverse like-kind exchange in fourth quarter 2022.
The Company is planning on utilizing the remainder of the proceeds from the Calder land sale to execute a forward like-kind exchange transaction by purchasing property as part of the previously announced P2E Acquisition. The Company anticipates closing the P2E Acquisition prior to the end of 2022. If the acquisition of replacement property is not completed within 180 days of the Calder land sale, all applicable income taxes will be assessed on the remaining gain that was not deferred by acquiring replacement property.
Chasers Poker Room Acquisition:
On March 22, 2022, the Company entered into a definitive purchase agreement to acquire Chasers Poker Room ("Chasers") in Salem, New Hampshire. Chasers is a charitable gaming facility located approximately 30 miles from Boston, Massachusetts, that offers poker and a variety of table games.

Following the closing of the acquisition, the Company plans to develop an expanded charitable gaming facility in Salem to accommodate historical racing machines. The Company expects the total investment in Salem, inclusive of the Chasers purchase price to be approximately $150 million. The transaction is expected to close in the third quarter of 2022.

CAPITAL MANAGEMENT
Share Repurchase Program:
The Company repurchased 321,554 shares of its common stock at an average share price of approximately $191.37 based on trade date in conjunction with its publicly announced share repurchase program at a total cost of $61.5 million in the second quarter of 2022. We had approximately $359.1 million of repurchase authority remaining under this program as of June 30, 2022.
April 2022 Financing Transactions:
On April 13, 2022, the Company entered into the fourth amendment of its Credit Agreement (the “Fourth Amendment to the Credit Agreement”) to extend the maturity of its existing revolving credit facility to April 13, 2027 and to increase the commitments under the existing revolving credit facility from $700 million to $1.2 billion (the “Revolver”). The Fourth Amendment to the Credit Agreement also provides for a senior secured Delayed Draw Term Loan A credit facility due April 13, 2027 in the amount of $800 million (the “Delayed Draw Term Loan A”) which is part of the financing for the P2E Acquisition. The interest rate applicable to the borrowings on the Revolver and Delayed Draw Term Loan A will be SOFR plus a spread, determined by the Company’s total net leverage ratio. We also successfully closed into escrow the previously announced offering of $1.2 billion in aggregate principal amount of 5.75% senior notes due 2030. The proceeds from the senior notes offering will also be used for the financing for the P2E Acquisition.
Conference Call
A conference call regarding this news release is scheduled for Thursday, July 28, 2022, at 9 a.m. ET. Investors and other interested parties may listen to the teleconference by accessing the online, real-time webcast at http://ir.churchilldownsincorporated.com/events.cfm, or by registering in advance via teleconference at https://register.vevent.com/register/BIf86ecb99de9745e3b2767ca077994dac. Once registration is completed, participants will be provided with a dial-in number containing a personalized conference code to access the call. All participants are instructed to dial-in 15 minutes prior to the start time. An online replay will be available at approximately noon ET on Thursday, July 28, 2022, and will continue to be available for two weeks. A copy of the Company’s news release announcing quarterly results and relevant financial and statistical information about the period will be accessible at www.churchilldownsincorporated.com.
Use of Non-GAAP Measures
In addition to the results provided in accordance with GAAP, the Company also uses non-GAAP measures, including adjusted net income, adjusted diluted EPS, EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA.

The Company uses non-GAAP measures as a key performance measure of the results of operations for purposes of evaluating performance internally. These measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of the Company by excluding certain items that may not be indicative of the Company's core business or operating results. The Company believes the use of these measures enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. The non-GAAP measures are a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP, and should not be considered as an alternative to, or more meaningful than, net income or diluted EPS (as determined in accordance with GAAP) as a measure of our operating results.
We use Adjusted EBITDA to evaluate segment performance, develop strategy and allocate resources. We utilize the Adjusted EBITDA metric to provide a more accurate measure of our core operating results and enable management and investors to evaluate and compare from period to period our operating performance in a meaningful and consistent manner. Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure provided in accordance with GAAP. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.
Adjusted net income and adjusted diluted EPS exclude discontinued operations net income or loss; net income or loss attributable to noncontrolling interest; changes in fair value for interest rate swaps related to Rivers Des Plaines; Rivers Des Plaines' legal reserves and transaction costs; transaction expense, which includes acquisition and disposition related charges, as well as legal, accounting, and other deal-related expense; pre-opening expense; and certain other gains, charges, recoveries, and expenses.
Adjusted EBITDA includes the Company's portion of EBITDA from our equity investments.
Adjusted EBITDA excludes:
•Transaction expense, net which includes:
–Acquisition, disposition, and land sale related charges;
–Direct online Sports and Casino business exit costs; and
–Other transaction expense, including legal, accounting, and other deal-related expense;
•Stock-based compensation expense;
•Rivers Des Plaines' impact on our investments in unconsolidated affiliates from:
–The impact of changes in fair value of interest rate swaps; and
–Legal reserves and transaction costs;
•Asset impairments;
•Gain on Calder land sale;
•Legal reserves;
•Pre-opening expense; and
•Other charges, recoveries and expenses.
As of December 31, 2021, Arlington ceased racing and simulcast operations given the pending sale of the property to the Chicago Bears. Arlington's operating loss in the current year quarter was treated as an adjustment to EBITDA and is included in Other expenses, net in the Reconciliation of Comprehensive Income to Adjusted EBITDA.
For segment reporting, Adjusted EBITDA includes intercompany revenue and expense totals that are eliminated in the consolidated statements of comprehensive income. Refer to the Reconciliation of Comprehensive Income to Adjusted EBITDA included herewith for additional information.

About Churchill Downs Incorporated
Churchill Downs Incorporated is an industry-leading racing, online wagering and gaming entertainment company anchored by our iconic flagship event, the Kentucky Derby. We own and operate three entertainment venues with approximately 3,050 HRMs in Kentucky. We also own and operate TwinSpires, one of the largest and most profitable online wagering platforms for horse racing in the U.S. and we have eight retail sportsbooks. We are also a leader in brick-and-mortar casino gaming in eight states with approximately 11,000 slot machines and video lottery terminals and 200 table games. Additional information about Churchill Downs Incorporated can be found online at www.churchilldownsincorporated.com.

This news release contains various “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “should,” “will,” and similar words or similar expressions (or negative versions of such words or expressions).

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, among others, that may materially affect actual results or outcomes include the following: the receipt of regulatory approvals on terms desired or anticipated, unanticipated difficulties or expenditures relating to the proposed transaction, including, without limitation, difficulties that result in the failure to realize expected synergies, efficiencies and cost savings from the proposed transaction within the expected time period (if at all), our ability to obtain financing on the anticipated terms and schedule, disruptions of our or P2E’s current plans, operations and relationships with customers and suppliers caused by the announcement and pendency of the proposed transaction, our and P2E’s ability to consummate a sale-leaseback transaction with respect to the Hard Rock Sioux City on terms desired or anticipated, the impact of the novel coronavirus (COVID-19) pandemic, including the emergence of variant strains, and related economic matters on our results of operations, financial conditions and prospects; the occurrence of extraordinary events, such as terrorist attacks, public health threats, civil unrest, and inclement weather; the effect of economic conditions on our consumers' confidence and discretionary spending or our access to credit, including the impact of inflation; additional or increased taxes and fees; the impact of significant competition, and the expectation the competition levels will increase; changes in consumer preferences, attendance, wagering, and sponsorships; loss of key or highly skilled personnel; lack of confidence in the integrity of our core businesses or any deterioration in our reputation; risks associated with equity investments, strategic alliances and other third-party agreements; inability to respond to rapid technological changes in a timely manner; concentration and evolution of slot machine and HRM manufacturing and other technology conditions that could impose additional costs; inability to negotiate agreements with industry constituents, including horsemen and other racetracks; inability to successfully focus on market access and retail operations for our TwinSpires Sports and Casino business and effectively compete; inability to identify and / or complete, or fully realize the benefits of acquisitions, divestitures, development of new venues or the expansion of existing facilities on time, on budget, or as planned; general risks related to real estate ownership and significant expenditures, including fluctuations in market values and environmental regulations; reliance on our technology services and catastrophic events and system failures disrupting our operations; online security risk, including cyber-security breaches, or loss or misuse of our stored information as a result of a breach, including customers’ personal information, could lead to government enforcement actions or other litigation; personal injury litigation related to injuries occurring at our racetracks; compliance with the Foreign Corrupt Practices Act or applicable money-laundering regulations; payment-related risks, such as risk associated with fraudulent credit card and debit card use; work stoppages and labor issues; risks related to pending or future legal proceedings and other actions; highly regulated operations and changes in the regulatory environment could adversely affect our business; restrictions in our debt facilities limiting our flexibility to operate our business; failure to comply with the financial ratios and other covenants in our debt facilities and other indebtedness; increase in our insurance costs, or obtain similar insurance coverage in the future, and inability to recover under our insurance policies for damages sustained at our properties in the event of inclement weather and casualty events; and risks in connection with Internal Revenue Code Section 1031 exchanges.

We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per common share data)	2022	2021	2022	2021
Net revenue:
Live and Historical Racing	$260.9	$175.9	$346.9	$239.1
TwinSpires	136.8	140.8	237.1	244.3
Gaming	184.3	186.0	361.6	338.0
All Other	0.5	12.4	1.0	18.0
Total net revenue	582.5	515.1	946.6	839.4
Operating expense:
Live and Historical Racing	121.4	100.3	189.1	155.0
TwinSpires	90.2	102.1	165.1	179.6
Gaming	128.8	121.0	254.0	227.3
All Other	2.8	11.7	5.9	20.5
Selling, general and administrative expense	38.4	33.4	74.3	63.6
Asset impairments	—	11.2	4.9	11.2
Transaction expense, net	1.2	—	6.2	0.1
Total operating expense	382.8	379.7	699.5	657.3
Operating income	199.7	135.4	247.1	182.1
Other income (expense):
Interest expense, net	(35.1)	(22.0)	(56.4)	(41.4)
Equity in income of unconsolidated affiliates	40.5	36.4	73.0	61.3
Gain on Calder land sale	274.6	—	274.6	—
Miscellaneous, net	0.2	0.1	0.2	0.2
Total other income	280.2	14.5	291.4	20.1
Income from operations before provision for income taxes	479.9	149.9	538.5	202.2
Income tax provision	(140.6)	(41.6)	(157.1)	(57.8)
Net income	$339.3	$108.3	$381.4	$144.4

Net income per common share data:
Basic net income	$8.91	$2.80	$9.98	$3.72
Diluted net income	$8.79	$2.76	$9.85	$3.66
Weighted average shares outstanding:
Basic	38.1	38.7	38.2	38.8
Diluted	38.6	39.3	38.7	39.4

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$310.2	$291.3
Restricted cash	1,589.3	64.3
Accounts receivable, net	65.4	42.3
Income taxes receivable	—	66.0
Other current assets	40.0	37.6
Total current assets	2,004.9	501.5
Property and equipment, net	1,130.1	994.9
Investment in and advances to unconsolidated affiliates	658.7	663.6
Goodwill	366.8	366.8
Other intangible assets, net	352.8	348.1
Other assets	23.4	18.9
Long-term assets held for sale	82.9	87.8
Total assets	$4,619.6	$2,981.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$139.1	$81.6
Accrued expenses and other current liabilities	282.6	231.7
Income taxes payable	87.6	0.9
Current deferred revenue	12.1	47.7
Current maturities of long-term debt	7.0	7.0
Dividends payable	—	26.1
Total current liabilities	528.4	395.0
Long-term debt, net of current maturities and loan origination fees	665.8	668.6
Notes payable, net of debt issuance costs	2,488.5	1,292.4
Non-current deferred revenue	10.9	13.3
Deferred income taxes	273.3	252.9
Other liabilities	49.8	52.6
Total liabilities	4,016.7	2,674.8
Commitments and contingencies
Shareholders' equity:
Preferred stock	—	—
Common stock	—	—
Retained earnings	603.8	307.7
Accumulated other comprehensive loss	(0.9)	(0.9)
Total shareholders' equity	602.9	306.8
Total liabilities and shareholders' equity	$4,619.6	$2,981.6

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
(in millions)	2022	2021
Cash flows from operating activities:
Net income	$381.4	$144.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51.2	52.0
Distributions from unconsolidated affiliates	77.9	47.5
Equity in income of unconsolidated affiliates	(73.0)	(61.3)
Stock-based compensation	14.4	12.6
Deferred income taxes	20.4	7.4
Asset impairments	4.9	11.2
Amortization of operating lease assets	2.7	2.7
Gain on Calder land sale	(274.6)	—
Other	2.9	3.1
Changes in operating assets and liabilities:
Income taxes	154.0	39.5
Deferred revenue	(37.9)	(12.6)
Other assets and liabilities	56.5	87.8
Net cash provided by operating activities	380.8	334.3
Cash flows from investing activities:
Capital maintenance expenditures	(23.0)	(13.7)
Capital project expenditures	(144.1)	(15.9)
Proceeds from Calder land sale	279.0	—
Other	(7.3)	(0.9)
Net cash provided by (used in) investing activities	104.6	(30.5)
Cash flows from financing activities:
Proceeds from borrowings under long-term debt obligations	1,200.0	780.8
Repayments of borrowings under long-term debt obligations	(3.5)	(427.4)
Payment of dividends	(25.7)	(24.8)
Repurchase of common stock	(84.5)	(193.9)
Taxes paid related to net share settlement of stock awards	(13.2)	(12.6)
Debt issuance costs	(11.4)	(6.8)
Change in bank overdraft	(3.0)	(6.1)
Other	(0.2)	1.4
Net cash provided by financing activities	1,058.5	110.6
Cash flows from discontinued operations:
Operating activities of discontinued operations	—	(124.0)
Net increase in cash, cash equivalents and restricted cash	1,543.9	290.4
Cash, cash equivalents and restricted cash, beginning of period	355.6	121.0
Cash, cash equivalents and restricted cash, end of period	$1,899.5	$411.4

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
GAAP net income	$339.3	$108.3	$381.4	$144.4

Adjustments, continuing operations:
Changes in fair value of interest rate swaps related to Rivers Des Plaines	(2.2)	(1.8)	(12.6)	(6.0)
Legal reserves and transaction costs related to Rivers Des Plaines	0.2	6.7	0.5	8.0
Other charges	—	—	1.0	—
Transaction, pre-opening, and other expense	5.6	1.7	15.2	2.4
Legal reserves	3.2	—	3.2	—
Asset impairments	—	11.2	4.9	11.2
Gain on Calder land sale	(274.6)	—	(274.6)	—
Income tax impact on net income adjustments (a)	79.1	(5.0)	77.5	(4.3)
Total adjustments	(188.7)	12.8	(184.9)	11.3
Adjusted net income attributable to Churchill Downs Incorporated	$150.6	$121.1	$196.5	$155.7

Adjusted diluted EPS	$3.90	$3.08	$5.08	$3.95

Weighted average shares outstanding - Diluted	38.6	39.3	38.7	39.4

(a)The income tax impact for each adjustment is derived by applying the effective tax rate, including current and deferred income tax expense, based upon the jurisdiction and the nature of the adjustment.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
Total Handle
Churchill Downs Racetrack	$625.6	$529.4	$630.0	$533.2
TwinSpires Horse Racing(a)	610.6	620.4	1,005.5	1,063.5
(a) Total handle generated by Velocity is not included in total handle from TwinSpires Horse Racing.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
Net revenue from external customers:
Live and Historical Racing:
Churchill Downs Racetrack	$174.2	$105.2	$176.2	$107.2
Derby City Gaming	44.2	39.9	87.0	72.8
Oak Grove	34.1	25.6	64.5	45.0
Turfway Park	1.0	0.7	5.5	5.2
Newport	7.4	4.5	13.7	8.9
Total Live and Historical Racing	260.9	175.9	346.9	239.1
TwinSpires:
Horse Racing	130.6	132.4	220.6	228.9
Sports and Casino	6.2	8.4	16.5	15.4
Total TwinSpires	136.8	140.8	237.1	244.3
Gaming:
Fair Grounds and VSI	37.2	35.1	78.7	73.4
Presque Isle	30.3	30.5	57.5	54.3
Ocean Downs	27.4	27.0	48.7	47.0
Calder	27.9	27.4	54.9	48.3
Oxford	29.4	24.6	56.2	40.3
Riverwalk	14.0	18.4	28.4	32.8
Harlow’s	12.0	16.6	25.1	30.6
Lady Luck Nemacolin	6.1	6.4	12.1	11.3
Total Gaming	184.3	186.0	361.6	338.0
All Other	0.5	12.4	1.0	18.0
Net revenue from external customers	$582.5	$515.1	$946.6	$839.4

Intercompany net revenue:
Live and Historical Racing	$15.0	$14.6	$16.2	$16.1
TwinSpires	1.7	1.8	2.8	3.3
Gaming	0.2	—	2.1	2.0
All Other	—	2.4	—	4.0
Eliminations	(16.9)	(18.8)	(21.1)	(25.4)
Intercompany net revenue	$—	$—	$—	$—

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended June 30, 2022
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$46.5	$118.4	$5.5	$170.4	$—	$170.4
Historical racing(a)	78.4	—	1.3	79.7	—	79.7
Racing event-related services	121.9	—	0.2	122.1	—	122.1
Gaming(a)	—	6.2	158.1	164.3	—	164.3
Other(a)	14.1	12.2	19.2	45.5	0.5	46.0
Total	$260.9	$136.8	$184.3	$582.0	$0.5	$582.5

	Three Months Ended June 30, 2021
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$39.6	$121.6	$4.4	$165.6	$9.5	$175.1
Historical racing(a)	64.9	—	—	64.9	—	64.9
Racing event-related services	63.5	—	0.2	63.7	1.9	65.6
Gaming(a)	—	8.4	170.2	178.6	—	178.6
Other(a)	7.9	10.8	11.2	29.9	1.0	30.9
Total	$175.9	$140.8	$186.0	$502.7	$12.4	$515.1
(a)Food and beverage, hotel, and other services furnished to customers for free as an inducement to wager or through the redemption of our customers' loyalty points are recorded at the estimated standalone selling prices in other revenue with a corresponding offset recorded as a reduction in historical racing pari-mutuel revenue for HRMs or gaming revenue for our casino properties. These amounts were $7.7 million for the three months ended June 30, 2022 and $5.2 million for the three months ended June 30, 2021.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Six Months Ended June 30, 2022
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$52.1	$199.9	$18.4	$270.4	$—	$270.4
Historical racing(a)	152.0	—	1.3	153.3	—	153.3
Racing event-related services	122.4	—	0.6	123.0	—	123.0
Gaming(a)	—	16.5	309.0	325.5	—	325.5
Other(a)	20.4	20.7	32.3	73.4	1.0	74.4
Total	$346.9	$237.1	$361.6	$945.6	$1.0	$946.6

	Six Months Ended June 30, 2021
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$45.5	$210.8	$16.1	$272.4	$14.6	$287.0
Historical racing(a)	117.8	—	—	117.8	—	117.8
Racing event-related services	63.5	—	0.9	64.4	1.9	66.3
Gaming(a)	—	15.4	302.7	318.1	—	318.1
Other(a)	12.3	18.1	18.3	48.7	1.5	50.2
Total	$239.1	$244.3	$338.0	$821.4	$18.0	$839.4
(a)Food and beverage, hotel, and other services furnished to customers for free as an inducement to wager or through the redemption of our customers' loyalty points are recorded at the estimated standalone selling prices in other revenue with a corresponding offset recorded as a reduction in historical racing pari-mutuel revenue for HRMs or gaming revenue for our casino properties. These amounts were $14.8 million for the six months ended June 30, 2022 and $8.9 million for the six months ended June 30, 2021.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

Adjusted EBITDA by segment is comprised of the following:

	Three Months Ended June 30, 2022
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$275.9	$138.5	$184.5	$598.9	$0.2	$(16.9)	$582.2

Taxes and purses	(59.6)	(7.2)	(68.2)	(135.0)	—	—	(135.0)
Marketing and advertising	(6.4)	(5.0)	(3.7)	(15.1)	(0.1)	—	(15.2)
Salaries and benefits	(18.9)	(6.9)	(23.5)	(49.3)	—	—	(49.3)
Content expense	(1.0)	(68.1)	(2.2)	(71.3)	—	16.4	(54.9)
Selling, general and administrative expense	(3.0)	(2.6)	(6.7)	(12.3)	(13.5)	0.5	(25.3)
Other operating expense	(23.2)	(14.8)	(22.2)	(60.2)	—	—	(60.2)
Other income	0.1	—	48.8	48.9	—	—	48.9
Adjusted EBITDA	$163.9	$33.9	$106.8	$304.6	$(13.4)	$—	$291.2

	Three Months Ended June 30, 2021
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$190.5	$142.6	$186.0	$519.1	$14.8	$(18.8)	$515.1

Taxes and purses	(50.8)	(8.3)	(70.0)	(129.1)	(3.9)	—	(133.0)
Marketing and advertising	(4.9)	(16.7)	(2.5)	(24.1)	—	—	(24.1)
Salaries and benefits	(15.3)	(6.8)	(20.6)	(42.7)	(2.3)	—	(45.0)
Content expense	(0.8)	(68.5)	(1.3)	(70.6)	(1.8)	18.4	(54.0)
Selling, general and administrative expense	(3.1)	(2.9)	(5.9)	(11.9)	(13.4)	0.4	(24.9)
Other operating expense	(17.3)	(14.8)	(17.7)	(49.8)	(2.9)	—	(52.7)
Other income	0.1	—	51.8	51.9	—	—	51.9
Adjusted EBITDA	$98.4	$24.6	$119.8	$242.8	$(9.5)	$—	$233.3

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

Adjusted EBITDA by segment is comprised of the following:

	Six Months Ended June 30, 2022
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$363.1	$239.9	$363.7	$966.7	$0.3	$(21.1)	$945.9

Taxes and purses	(86.4)	(14.7)	(135.5)	(236.6)	—	—	(236.6)
Marketing and advertising	(9.3)	(10.1)	(7.2)	(26.6)	(0.1)	—	(26.7)
Salaries and benefits	(29.8)	(13.6)	(47.4)	(90.8)	—	—	(90.8)
Content expense	(1.6)	(111.2)	(3.7)	(116.5)	—	20.3	(96.2)
Selling, general and administrative expense	(6.3)	(5.2)	(13.3)	(24.8)	(28.0)	0.8	(52.0)
Other operating expense	(38.0)	(27.1)	(42.2)	(107.3)	(0.2)	—	(107.5)
Other income	0.1	—	83.5	83.6	—	—	83.6
Adjusted EBITDA	$191.8	$58.0	$197.9	$447.7	$(28.0)	$—	$419.7

	Six Months Ended June 30, 2021
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$255.2	$247.6	$340.0	$842.8	$22.0	$(25.4)	$839.4

Taxes and purses	(70.8)	(14.7)	(129.3)	(214.8)	(7.0)	—	(221.8)
Marketing and advertising	(7.0)	(25.2)	(3.9)	(36.1)	(0.1)	—	(36.2)
Salaries and benefits	(25.3)	(13.0)	(40.5)	(78.8)	(3.5)	—	(82.3)
Content expense	(1.4)	(115.0)	(2.3)	(118.7)	(3.1)	24.6	(97.2)
Selling, general and administrative expense	(6.1)	(5.5)	(11.9)	(23.5)	(26.0)	0.7	(48.8)
Other operating expense	(28.0)	(26.5)	(33.2)	(87.7)	(5.1)	0.1	(92.7)
Other income	0.1	—	83.3	83.4	0.1	—	83.5
Adjusted EBITDA	$116.7	$47.7	$202.2	$366.6	$(22.7)	$—	$343.9

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
Reconciliation of Comprehensive Income to Adjusted EBITDA:
Net income and comprehensive income	$339.3	$108.3	$381.4	$144.4

Additions:
Depreciation and amortization	26.1	26.0	51.2	52.0
Interest expense	35.1	22.0	56.4	41.4
Income tax provision	140.6	41.6	157.1	57.8
EBITDA	$541.1	$197.9	$646.1	$295.6

Adjustments to EBITDA:
Stock-based compensation expense	$7.4	$7.1	$14.4	$12.6
Legal reserves	3.2	—	3.2	—
Pre-opening expense	2.6	1.5	4.7	2.1
Other expenses, net	1.8	0.2	4.3	0.2
Asset impairments	—	11.2	4.9	11.2
Transaction expense, net	1.2	—	6.2	0.1
Other income, expense:
Interest, depreciation and amortization expense related to equity investments	10.5	10.5	21.6	20.1
Changes in fair value of Rivers Des Plaines' interest rate swaps	(2.2)	(1.8)	(12.6)	(6.0)
Rivers Des Plaines' legal reserves and transaction costs	0.2	6.7	0.5	8.0
Other charges	—	—	1.0	—
Gain on Calder land sale	(274.6)	—	(274.6)	—
Total adjustments to EBITDA	(249.9)	35.4	(226.4)	48.3
Adjusted EBITDA	$291.2	$233.3	$419.7	$343.9

Adjusted EBITDA by segment:
Live and Historical Racing	$163.9	$98.4	$191.8	$116.7
TwinSpires	33.9	24.6	58.0	47.7
Gaming	106.8	119.8	197.9	202.2
Total segment Adjusted EBITDA	304.6	242.8	447.7	366.6
All Other	(13.4)	(9.5)	(28.0)	(22.7)
Total Adjusted EBITDA	$291.2	$233.3	$419.7	$343.9

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL JOINT VENTURE FINANCIAL STATEMENTS
(Unaudited)
Summarized financial information for our equity investments is comprised of the following:

	Summarized Income Statement
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
Net revenue	$214.6	$197.9	$391.8	$336.6

Operating and SG&A expense	130.7	109.8	248.9	195.4
Depreciation and amortization	6.3	4.4	11.6	8.7
Total operating expense	137.0	114.2	260.5	204.1
Operating income	77.6	83.7	131.3	132.5
Interest and other expense, net	(7.3)	(19.7)	(3.2)	(24.3)
Net income	$70.3	$64.0	$128.1	$108.2

	Summarized Balance Sheet
(in millions)	June 30, 2022	December 31, 2021
Assets
Current assets	$88.4	$96.0
Property and equipment, net	349.0	312.3
Other assets, net	263.6	264.1
Total assets	$701.0	$672.4

Liabilities and Members' Deficit
Current liabilities	$109.8	$95.3
Long-term debt	827.8	786.9
Other liabilities	—	20.6
Members' deficit	(236.6)	(230.4)
Total liabilities and members' deficit	$701.0	$672.4

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)
Planned capital projects for the Company are as follows:

(in millions)	Project	Target Completion	Planned Spend

Live and Historical Racing Segment
Churchill Downs Racetrack	Turn 1 Experience	May 2023	$90
	Paddock / Under the Spires	May 2024	$185 - $200
Turfway Park	HRM Facility	September 2022	$148
Derby City Gaming	Expansion and Hotel	Late 2022 / Second Quarter 2023	$76
Derby City Gaming Downtown	Property Build Out	Second Half 2023	$80
Oak Grove	Oak Grove Annex	TBD	TBD
New Hampshire Charitable Gaming Facility	Acquisition and Property Build Out	2022 / 2023	Up to $150

Gaming Segment
Managed Properties
Queen of Terre Haute Casino Resort	Property Build Out	Late 2023	Up to $260
Fair Grounds and VSI	HRMs in OTBs	First Quarter 2023	$35